Exhibit 99.1

For Immediate Release	Contact:	Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Announces $600 Million Credit Agreement

HOUSTON – September 28, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that the Company has entered into a $600 million, five-year credit agreement with a group of financial institutions led by Wells Fargo Bank, N.A. The credit agreement replaces the Company’s 2010 credit agreement, which was scheduled to mature in less than one year.

The credit agreement is a committed senior unsecured facility totaling $600 million. The new agreement increases the Company’s revolving line of credit by $100 million to $500 million. The credit agreement also includes a $100 million term loan that the Company plans to fund in the fourth quarter of 2012. Subject to customary conditions, the Company may request that the lenders’ aggregate commitments with respect to the revolving credit facility and/or the term loan facility be increased by up to $100 million, not to exceed total commitments of $700 million.

The Company may use proceeds from borrowings under the credit agreement for working capital, capital expenditures, letters of credit, acquisitions, repurchases by the Company of its capital stock and general corporate purposes.

The representations, warranties, covenants, including financial covenants, and events of default in the credit agreement are generally in line with those in the Company’s 2010 credit agreement, except that the applicable rate of interest at each pricing level for borrowings under the credit agreement reflects a 50 basis point improvement from the Company’s 2010 credit agreement.

The above description of the new credit agreement is qualified by reference to the complete text of the credit agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has more than 330 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Kansas, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.